EXECUTION

                       FIRST HORIZON ASSET SECURITIES INC.
                MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2005-8

                                 TERMS AGREEMENT
                                 ---------------
                           (to Underwriting Agreement,
                               dated July 24, 2002
                    between the Company and the Underwriter)

First Horizon Asset Securities Inc.                          New York, New York
4000 Horizon Way                                              December 22, 2005
Irving, Texas 75063

      Bear, Stearns & Co. Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of First Horizon Mortgage Pass-Through Trust, Series 2005-8 Certificates (the "Series 2005-8 Certificates") specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2005-8 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-125158). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pools: The Series 2005-8 Certificates shall evidence the entire beneficial ownership interest in two pools (the "Mortgage Pools") of conventional, fixed rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of December 1, 2005 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pools: Approximately $310,975,601 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

            (b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Pool I shall be between 240 and 360 months. The original term to maturity of each Mortgage Loan in Pool II shall be 180 months.

            Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

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

                                                             Class Purchase
Class  Class Principal Balance       Interest Rate          Price Percentage
-----  -----------------------       -------------          ----------------
B-1         $6,531,000.00             Variable(1)             96.789300000%
B-2         $1,710,000.00             Variable(1)             95.099000000%
B-3         $  777,000.00             Variable(1)             91.565000000%

(1) The interest rates for these classes of Certificates are variable and will be calculated as described in the Prospectus Supplement.

            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, December 29, 2005 (the "Closing Date").

      Section 4. Required Ratings: The Class B-1, Class B-2 and Class B-3 Certificates shall have received Required Ratings of at least "AA," "A" and "BBB," respectively, by Fitch, Inc.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      Section 6. No Fiduciary Duty. The Company acknowledges and agrees that the Underwriter is acting solely in the capacity of an arm's length contractual counterparty to the Company with respect to the offering of Offered Certificates contemplated hereby (including in connection with determining the terms of the offering of the Offered Certificates) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. In addition, the Underwriter is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters, and the Underwriter shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriter of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriter and shall not be on behalf of the Company.

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                                       2

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                                     Very truly yours,

                                                     BEAR STEARNS & CO. INC.

                                                     By:
                                                        -----------------------
                                                        Name:
                                                        Title:

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:
   --------------------------------
   Name: Alfred Chang
   Title: Vice President

FIRST HORIZON HOME LOAN CORPORATION

By:
   --------------------------------
   Name: Terry McCoy
   Title: Executive Vice President

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